Exhibit 10.1

transfer agency and registrar services agreement

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of September 13, 2023 (the “Effective Date”), is entered into by and between XAI Octagon Floating Rate & Alternative Income Term Trust (XFLT), a Delaware statutory trust (the “Fund”), and EQUINITI Trust Company, LLC, a New York limited liability trust company (“Equiniti”; together with the Fund, the “Parties”; each, the “Party”).

1. Appointment of Equiniti as Transfer Agent and Registrar.

(a) The Fund hereby appoints Equiniti, and Equiniti hereby accepts such appointment, to act as sole transfer agent and registrar (the “Transfer Agent”) for the common shares of beneficial interest of the Fund, the preferred shares of beneficial interest of the Fund and for any other securities of the Fund as requested in writing by the Fund from time to time (the “Shares”). Equiniti shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against Equiniti.

(b) On or immediately after the Effective Date, if requested by Equiniti, the Fund shall deliver to Equiniti the following: (i) forms of outstanding share certificates, if any, of the Fund (the “Share Certificates”) approved and authorized by the board of trustees of the Fund (the “Board”) and certified by the corporate secretary or similar authorized officers of the Fund; (ii) incumbency certificates of the officers of the Fund who are authorized to (x) execute Share Certificates and/or (y) deliver written instructions and requests on behalf of the Fund to Equiniti; (iii) copies of the organizational documents of the Fund, certified by the corporate secretary or similar authorized officers of the Fund; (iv) if the Fund issues certificated shares, a sufficient supply of blank Stock Certificates executed by (or bearing the facsimile signature of) the officers of the Fund who are authorized to execute Share Certificates and, if required, bearing the Fund’s corporate seal; (v) a schedule that lists the class of the Shares, the par value of the Shares, and the number of authorized Shares; and (vi) all documentation or information reasonably requested by Equiniti that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “Patriot Act”). The Fund authorizes Equiniti to use Share Certificates, if applicable, bearing the signature of an authorized officer of the Fund who at the time of use is no longer an officer.

(c) The Fund shall promptly advise Equiniti in writing of any change in the capital structure of the Fund, and the Fund shall promptly provide Equiniti with resolutions of the Board authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares. Further, the Fund shall advise Equiniti reasonably promptly of any amendment or supplement to any information or materials provided by the Fund to Equiniti and shall provide such amendment or supplement to Equiniti as soon as practicable.

(d) The Fund hereby authorizes Equiniti to establish a program (the “DRS Sale Program”) through which a holder of one or more Shares (each, a “Shareholder”) may elect to sell any Shares held in book-entry form through the Direct Registration System. The Fund shall not be charged by Equiniti for establishing or administering the DRS Sale Program, and Equiniti shall be entitled to charge a transaction fee as set forth on Schedule 2 to any Shareholder that elects to sell Shares through the DRS Sale Program. The Fund hereby appoints Equiniti, and Equiniti hereby accepts such appointment, to act as the administrator of the DRS Sale Program. The Fund acknowledges and agrees that sales transactions in connection with the DRS Sale Program will be processed by a third-party clearing broker (the “Broker”), and that Equiniti shall not be liable or responsible for the Broker’s failure to process any such transactions.

2. Term. The initial term of this Agreement shall be three (3) years from the date hereof (the “Initial Term”), and this Agreement shall automatically renew for additional one-year successive terms (each, a “Term”) without further action of the Parties, unless written notice is provided by either Party at least ninety (90) days prior to the end of the initial or any subsequent one-year period. The Term shall be governed by this Section, notwithstanding the cessation of active trading of the Shares.

3. Fees; Expenses.

(a) Equiniti shall, or shall cause its Affiliates (as defined below), to provide to the Fund the services listed on Schedule 1 (the “Services”). In consideration of such Services, the Fund shall pay to Equiniti the fees set forth on Schedule 2 (the “Fees”). If the Fund requests that Equiniti provide additional services not contemplated hereby, the Fund shall pay to Equiniti fees for such services at Equiniti’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b) The Fund shall reimburse Equiniti for all reasonable and documented expenses incurred by Equiniti (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that Equiniti reserves the right to request advance payment for any out-of-pocket expenses. The Fund agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from Equiniti.

(c) The Fund agrees and acknowledges that Equiniti may adjust the Service Fees annually by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics plus one percent (1.0%); provided, however, that Equiniti shall not make such adjustment to the Service Fees during the Initial Term. Further, Equiniti may adjust the Service Fees to reflect cost increases due to (i) changes mandated by legal or regulatory requirements, or (ii) additional services requested by the Company that are not ordinarily provided by Equiniti to its customers generally without charging fees.

(d) The books and records pertaining to the Fund, which are in the possession or under the control of Equiniti, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the Investment Company Act of 1940 (the “1940 Act”) and other applicable federal securities laws, rules and regulations. Upon the reasonable request of the Fund and the Fund’s expense, Equiniti shall make available to the Fund and any officer of the Fund and any other person duly authorized by the Board; (a) copies of any such books and records; (b) reasonable access to any facility or part of a facility that is utilized by either Equiniti or a third party providing services on behalf of Equiniti for purposes of carrying out the terms of this Agreement; (c) reasonable access to employees of Equiniti and any third party providing services on behalf of Equiniti for purposes of carrying out the terms of this Agreement; and (d) data and records relating to the services, Notwithstanding the foregoing, Equiniti shall be entitled to destroy or otherwise dispose of records belonging to the Fund in accordance with Equiniti’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with the requirements of the 1940 Act, other applicable law and Equiniti’s contracted obligations to the Fund. Upon termination of this Agreement for any reason, Equiniti shall assist the Fund with the transfer of records of the Fund held by Equiniti. Equiniti shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Fund, and for maintaining records and/or Share Certificates that are received after the termination of this Agreement (the “Record Transfer Services”).

4. Representations and Warranties.

(a) Representations and Warranties of the Fund.

i.	The Fund represents and warrants to Equiniti that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Fund; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Fund, enforceable against the Fund in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

ii.	All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares have been or shall be duly registered under the Securities Act of 1933, as amended (the “Securities Act”) or were or will be exempt from registration under the Securities Act.

iii.	Any Shares that are not registered under the Securities Act are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act, and such Shares bear or shall bear the applicable restrictive legends. Upon any issuance or transfer of such Shares, the Fund shall deliver to Equiniti a legal opinion in form and substance reasonably satisfactory to Equiniti.

(b) Representations and Warranties of Equiniti.

i.	Equiniti represents and warrants to the Fund that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of Equiniti; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of Equiniti, enforceable against Equiniti in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

ii.	Equiniti is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended and it is and will be in compliance with all federal and state laws applicable to Equiniti’s acting as a transfer agent.

5. Reliance.

(a) Equiniti shall be entitled to assume the validity of the issuance, presentation or transfer of a Share Certificate, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of such Share Certificate; provided, however, that Equiniti may delay or decline to issue or transfer a Share Certificate if it determines in good faith and in its sole discretion that it is in the Fund’s and/or Equiniti’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of the Share Certificate, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b) In its capacity as successor transfer agent, Equiniti shall not be responsible or liable for any discrepancy between its records and the Fund’s records, unless, prior to or contemporaneously with the transfer of records from the Fund’s prior transfer agent, an authorized officer of the Fund has notified Equiniti in writing that no discrepancy existed between the Fund’s records and the records in the possession of the prior transfer agent. For the avoidance of doubt, Equiniti shall not be responsible for any transfer or issuance of Shares that has not been effected by Equiniti.

(c) Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) it believes in good faith to be an authorized officer, agent or employee of the Fund, unless the Fund has advised Equiniti in writing that Equiniti must act and rely only on written instructions of certain authorized officers of the Fund; (ii) any statement of fact contained in any such writing or instruction which Equiniti in good faith believes to be accurate; (iii) other authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. Equiniti may act and rely on the advice, opinions or instructions received from the Fund’s legal counsel. In the event that the Fund or its legal counsel is unavailable or does not respond to Equiniti’s requests for legal advice, Equiniti may seek the advice of Equiniti’s own legal counsel (including its internal legal counsel), and Equiniti shall be entitled to act and rely on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Equiniti pursuant to such advice, opinion or instruction. Without limiting the foregoing, Equiniti shall be entitled to use and rely upon any instructions of the Fund without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(d) Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction believed by Equiniti in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which Equiniti in good faith believes to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, wire instruction, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. Equiniti is authorized to reject any transfer request that fails to satisfy Equiniti’s internal procedures relating to the transfer of Shares. Without limiting the foregoing, Equiniti shall be entitled to use and rely upon any instructions of a Shareholder or its representatives without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(e) Equiniti may rely on, and shall be protected and incur no liability in acting or refraining from acting in reliance upon: (i) any information, records, documents and communication provided to Equiniti by any former transfer agent or former registrar of the Fund; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (iii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

(f) Equiniti shall promptly notify the Fund upon receipt of a Share Certificate that is not reflected in Equiniti’s records. If the Fund and Equiniti are unable to account for such Share Certificate, within sixty (60) days of such determination, the Fund shall in its sole discretion (a) increase the number of issued Shares or (b) acquire and cancel a number of Shares to account for such Share Certificate.

6. Lost, Stolen or Destroyed Certificates. Equiniti shall not be obligated to issue a replacement certificate for any Share Certificate reported to have been lost, stolen or destroyed, unless Equiniti shall have received from the applicable Shareholder: (a) an affidavit of loss; (b) an indemnity bond in form and substance reasonably satisfactory to Equiniti; and (c) payment of all applicable processing fees; provided that, upon the Fund’s written request, Equiniti may, in its sole discretion, accept an indemnification letter from the Fund in lieu of an indemnity bond.

7. Unclaimed Property.

(a) To the extent required by applicable unclaimed property laws or if requested by the Fund, Equiniti will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise subject to unclaimed property law. Such services may include (without limitation) (i) identification of unclaimed or abandoned property, (ii) preparation of unclaimed or abandoned property reports, (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments, (iv) completion of required due diligence notifications, (v) responses to inquiries from Shareholders relating to unclaimed or abandoned property, and (vi) such other services as may reasonably be necessary to comply with unclaimed property laws or regulations. The Fund shall assist and cooperate with Equiniti as reasonably necessary in connection with the performance of the services described in this Section. Equiniti shall assist the Fund in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Fund or (y) requests for the confirmation of names of owners of unclaimed or abandoned property.

(b) The Fund acknowledges and agrees that Equiniti may use a shareholder locating service provider (the “Locating Service Provider”) to locate and contact Shareholders (or their surviving relatives, joint tenants or heirs, as applicable) to assist them in preventing the escheatment of applicable Shares and related unclaimed or abandoned property. The Fund shall not be charged by Equiniti or the Locating Service Provider for such services. The Locating Service Provider shall inform the Shareholders that they may elect (x) to contact Equiniti at no charge other than at Equiniti’s applicable fees or (y) to utilize the services of the Locating Service Provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

8. Confidentiality.

(a) “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its Affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b) “Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” shall have corresponding meanings.

(c) Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement. The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure; provided, however, that this clause shall not require Equiniti to notify the Fund of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d) Upon the termination of this Agreement or upon the Disclosing Party’s written request, the Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause. Notwithstanding the foregoing, the Receiving Party may retain copies of the Confidential Information to the extent that such retention is required by applicable law or in accordance with the Receiving Party’s bona fide internal record retention policies and procedures; provided that the Recipient shall continue to be bound by its confidentiality obligations hereunder.

(e) In addition, Equiniti acknowledges that in connection with performing services hereunder, it may receive Confidential Information that contains “non-public personal information,” “personally identifiable information,” “personal data” or the like from the Fund (collectively “Personal Information”), as such terms are defined in Section 509 (4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq., as each is amended from time to time (collectively, “Applicable Laws”). Equiniti acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Applicable Laws. Equiniti further acknowledges and agrees, that it also shall implement and maintain a comprehensive, written information security program to protect such Personal Information in accordance with the terms and standards of Applicable Laws that (i) incorporates technical and organizational security measures, including administrative, physical, and technical safeguards, including encryption where required or appropriate, for Personal Information; (ii) is reasonably designed to prevent unauthorized access to or use of, or other compromise of, Personal Information; and (iii) provides for the proper destruction of such records and data that contain Personal Information, so that the information contained therein cannot be practicably read or reconstructed. Equiniti will obligate, in writing, (and periodically review and monitor the performance of) any third party that receive Personal Information in providing services to or acting as the agent of Equiniti for purposes of carrying out the terms of this Agreement, to implement and comply with information security standards no less stringent than those required by the terms of this Agreement and all Applicable Laws. The appointment of any such third party shall not relieve Equiniti of its responsibilities or liabilities hereunder. If Equiniti determines an incident or data breach occurred, potentially occurred or may potentially occur compromising or potentially compromising the security or integrity of Confidential Information or Personal Information while such Confidential Information or Personal Information is in the possession, custody or control of Equiniti, or any third party acting as the agent of Equiniti whether by unauthorized acquisition, theft, loss, illegal or unauthorized use, insecure disposal or other potential compromise (each such event a “Security Event”), Equiniti will: (i) as immediately as practicable notify the Fund of the Security Event (unless prohibited by law enforcement official and/or the Applicable Laws); (ii) promptly investigate the Security Event; (iii) cooperate with the Fund regarding investigation and mitigation of such Security Event; (iv) comply with, or assist with the Fund’s compliance with, any data breach notification requirements pursuant to any applicable federal and/or state data breach notification laws and/or regulations; (v) promptly provide a written report to the Fund that sets forth the risk assessment, root cause analysis and corrective action plans and (vi) implement the corrective action plan and use commercially reasonable efforts to mitigate the effects of the Security Event as soon as practicable. Equiniti shall provide reasonably prompt notice to, and all reasonable and prompt assistance to, the Fund in responding to any and all requests, complaints, or other communications received that such party may receive regarding any Confidential Information or Personal Information. Equiniti agrees not to respond to any such request until explicitly authorized by the Fund in writing, except to the extent such request comprises a legally binding order compelling disclosure without notice to the other party, Upon the occurrence of a Security Event, Equiniti shall have the right to notify the appropriate law enforcement agency regarding the general nature of the Security Event without identifying the Fund; provided, however, that, in no event shall Equiniti notify any shareholder, customer or client of the Fund, or any regulator of such Security Event without the Fund’s prior written approval, which shall not be unreasonably withheld or delayed. In the event of a Security Event relating to another closed-end fund client of Equiniti, if Equiniti determines in its sole discretion that such Security Event resulted from or identified a risk that is reasonably likely to materially affect Equiniti’s provision of services under this Agreement or compromise any Confidential Information or Personal Information, then Equiniti shall notify the Fund of such Security Event and the steps that have been taken or are being taken to remedy such risk; provided, that in no event shall Equiniti be required to identify any of its other customers whose information or data was compromised as a result of such Security Event.

9. Termination.

(a) Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within 45 days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”). If the Fund is the breaching Party, then, during the Cure Period, upon written notice to the Fund, Equiniti may suspend the Services without terminating the Agreement. During the period of suspension of Services, Equiniti shall have no obligation to act as Transfer Agent, it being understood that such suspension shall not affect Equiniti’s rights and remedies hereunder.

(b) Either Party may terminate this Agreement, effective upon written notice to the other Party, if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Either Party may terminate the Enhanced Ownership Intelligence Services (as defined in Schedule 1) on each anniversary date of the Effective Date by providing written notice to the other Party at least sixty (60) days prior to such anniversary date.

(d) The Fund acknowledges that Equiniti is required to perform a “know-your-customer” review of the Fund from time to time pursuant to applicable anti-money laundering rules and regulations, including without limitation the Patriot Act, and Equiniti may terminate this Agreement, effective upon written notice to the Fund, if Equiniti determines in its sole discretion that the Fund has failed such “know-your-customer” review.

(e) The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, Equiniti shall promptly invoice the Fund for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Fund shall pay all such Service Fees and Expenses to Equiniti in accordance with the payment terms set forth in this Agreement.

(f)   If the Fund terminates this Agreement pursuant to Sections 2, 9(a), or 9(b), then the Fund shall pay to Equiniti (i) all amounts outstanding under this Agreement as of the date of such termination and (ii) Equiniti’s then-customary fees for Record Transfer Services. If the Fund terminates this Agreement for any reason other than pursuant to Sections 2, 9(a), or 9(b), then the Fund shall pay to Equiniti (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) Equiniti’s then-customary fees for Record Transfer Services.

10. Limitations on Liability.

(a) To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b) Equiniti’s liability arising out of or in connection with the Services shall not exceed the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

11. Indemnity.

(a) The Fund hereby agrees to indemnify and hold harmless Equiniti and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Fund or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Equiniti agrees to notify the Fund promptly of the assertion of any Proceeding against any Indemnified Person; and the Fund agrees to notify Equiniti promptly of the assertion of any Proceeding against the Fund, or any of its officers, directors, employees, advisors, agents, other representatives and controlling persons in connection with the Services, in which event Equiniti agrees to assume sole responsibility of promptly notifying any of the relevant Indemnified Persons of any such assertion; provided, however, failure to provide such notice shall not adversely affect any Indemnified Person’s right to indemnification hereunder unless the Fund is actually prejudiced by such failure. At the Fund’s election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Fund’s counsel. Notwithstanding the foregoing, Equiniti may employ separate counsel to represent it or defend Equiniti or an Indemnified Person in such Proceeding, and the Fund will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if Equiniti or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to Equiniti or such Indemnified Person that are different from, or in addition to, those available to the Fund, or if an actual or potential conflict of interest between Equiniti or the Indemnified Person and the Fund makes representation by the Fund’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Fund will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Fund assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.

(c) The Fund shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Fund’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Fund agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with clause (a) above. The Fund shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

12. Force Majeure. Equiniti shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, epidemic, state of emergency, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

13. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Fund:

XAI Octagon Floating Rate & Alternative Income Term Trust

c/o XA Investments LLC

321 North Clark Street, Suite 2430

Chicago, IL 60654

Attention: Benjamin D. McCulloch, Esq.

Email: bmcculloch@XAInvestments.com

If to Equiniti:

Equiniti Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Chief Customer Officer

Email: margot.jordan@equiniti.com

With a copy to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Email: LegalTeamUS@equiniti.com

14. Anti-Money Laundering: Sanctions: Anti-Corruption: Anti-Bribery.

(a) Equiniti represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the Patriot Act, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Equiniti conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency.

(b) Equiniti further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program. Equiniti represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is a Person that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Equiniti will continue to undertake appropriate due diligence to ensure that neither Equiniti nor any Person is subject to Sanctions. Equiniti further represents that the foregoing policy prohibits Equiniti and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. Equiniti acknowledges its ongoing and continuing obligations to comply with tire applicable Sanctions. Equiniti will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

(c) Equiniti represents, warrants, and covenants that (i) its officers, directors, employees and agents (together with Equiniti, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not knowingly commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Equiniti shall promptly notify the Fund if a Relevant Person becomes aware of any breach of this provision, and the Fund may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

15. Additional Agreements.

(a) Equiniti shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a third party audit report summary no less frequently than annually regarding compliance with Rule 38a-1 involving Equiniti that affects or could affect the Fund. Equiniti shall make available to the Fund’s Chief Compliance Officer its compliance personnel and shall provide to the Fund’s Chief Compliance Officer at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

(b) Upon request of the Fund, Equiniti shall provide to the Fund in connection with any annual or semi-annual shareholder report filed by the Fund or, in the absence of the filings of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect the Equiniti’s performance of the services set forth in this Agreement and its internal controls related thereto. Equiniti shall furnish to the Fund, on a semi-annual basis, a report in accordance with the Statements on Standards for Attestations Engagements No. 16.

(c) Equiniti shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Equiniti will test the adequacy of it business continuity plan at least annually. Upon request, Equiniti will provide the Fund with a letter assessing the most recent business continuity test results.

(d) During the term of this Agreement and upon reasonable prior notice, authorized representatives of the Fund may conduct periodic site visits of Equiniti’s facilities and inspect Equiniti’s records and procedures solely as they pertain to Equiniti’s services provided to the Fund under or pursuant to this Agreement. Such inspections shall occur at Equiniti’s regular business hours and, except as otherwise agreed to by the parties, no more frequently that once a year.

(e) All funds received by Equiniti for distribution on behalf of a Fund will, if so requested, be deposited by Equiniti in a segregated bank account.

16. Miscellaneous.

(a) The Fund acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Fund waives, to the fullest extent permitted by law, any claims that it may have against Equiniti for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Equiniti shall have no liability (whether direct or indirect) to the Fund in respect of such a fiduciary duty claim.

(b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

(c) The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto. This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that Equiniti may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of Equiniti whether by merger, acquisition, or otherwise.

(d) The provisions of this Agreement are intended to benefit only Equiniti and the Fund and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

(e) This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the Parties to the fullest extent permitted by law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

EQUINITI TRUST COMPANY, LLC Alternative			XAI Octagon Floating Rate & Income Term Trust (XFLT)

By:	/s/ Carlos Pinto		By:	/s/ Benjamin D. McCulloch
	Name:	Carlos Pinto		Name:	Benjamin D. McCulloch
	Title:	Senior Vice President, Director		Title:	Secretary & Chief Legal Officer

Schedule 1

Services

Capitalized terms used herein and not defined have the meaning ascribed to such terms in the Agreement. Unless otherwise noted, Equiniti will provide the following services:

ACCOUNT MAINTENANCE AND RECORDKEEPING

●	Open new accounts, consolidate and close Shareholder accounts

●	Annual record storage services (subject to an additional fee)

●	Maintain all Shareholder accounts

●	Process address changes, including seasonal addresses

●	Place, maintain and remove stop transfers

●	Post all debit and credit certificate transactions

●	Perform social security solicitation

●	Handle shareholder and broker inquiries, including internet correspondence

●	Respond to requests for audit confirmations

●	Monthly report for all classes of securities in Microsoft Word and HTML formats (Excel format is subject to an additional fee)

STOCK AUDIT / CONTROL BOOK FUNCTIONS

●	Maintain accurate records of outstanding Shares

●	Respond to requests for audit confirmations (subject to an additional fee)

●	Provide web access to the total outstanding Share balances

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS

●	Process all routine transfers

●	Post all debit and credit certificate transactions

●	Issue Stock Certificates

●	Create book entry Direct Registration System (“DRS”) positions

●	Participate in the DRS profile system, allowing broker “sweeps” of registered positions

●	Interface electronically with DTC/CEDE & CO.

●	Mail newly-issued certificates/DRS advices to Shareholders

●	Replace lost or stolen Stock Certificates upon Shareholder request

●	Issue and register all Stock Certificates

●	Issue shares upon exercise of stock options.

●	Process legal transfers and transactions requiring special handling

●	Provide, upon request, access to daily reports of processed transfers

REPORTING

●	Furnish, upon request, unlimited Shareholder list, sorted by Fund-designated criteria

LISTS AND MAILINGS

●	Enclose multiple proxy cards to same household in one envelope, if applicable (subject to an additional fee)

●	Monitor and suppress undeliverable mail until correct address is located

●	Furnish shareholder lists, in any sequence

●	Provide geographical detail reports of all stocks issued/surrendered over a specific period

●	Provide mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM1

●	Facilitate Deposit/Withdrawal At Custodian (“DWAC”) and original issuances initiated from the Fund’s desktop via Internet

●	Accept files for original issuances

●	Allow multiple requests to be submitted on the same form at the same time

●	Notify the Fund via email when matching broker instructions have not been received

●	Provide designated brokers the ability for brokers to log into the system and track the status of Fund-submitted items

●	Report daily and monthly transactions via e-mail

●	Enforce built-in security procedures

TECHNOLOGY AND INTERNET ACCESS

●	Retrieve account information (including outstanding Stock Certificates and checks) 24 hours a day, 7 days per week

●	Review frequently asked questions, including transfer requirements and corporate actions data

●	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal and stock power)

●	Change account addresses

●	Replace lost, stolen or uncashed checks

●	Replace lost, stolen or non-received Stock Certificates

●	Obtain a duplicate Form 1099

●	Sign up for electronic delivery (e.g., for proxy materials)

●	Request a certificate for shares held in book-entry or plan form

●	Enroll to have dividends directed toward purchase of additional Shares

●	Send e-mail inquiries concerning Shareholder’s account, or conduct an online chat session with one of Equiniti’s customer service representatives

[1]	Please note that AST does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (“IVR”)

●	Obtain account-specific information, including account balance

●	Execute plan transactions, including sales and certification requests

●	Request a duplicate Form 1099, with delivery via mail or fax

●	Request a transfer package via mail or fax

●	Request forms to effect address changes, check replacements, Stock Certificate replacements and direct deposit enrollments

●	Obtain information pertaining to current corporate actions or other significant Fund events

SHAREHOLDER (INQUIRIES)

●	Distribute “welcome” material to new Shareholders (may incur reimbursable expenses)

●	Provide assistance to Shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including guidance through common transactions and explanations for transaction rejections and the corrective steps required to complete their request

●	Provide 24/7 account access via the internet and IVR telephonic system

●	Provide toll-free number for Shareholder-initiated telephone inquiries to Equiniti’s call center

●	Oversee the fulfillment process for potential investors (if applicable)

ISSUER CENTRAL® CLIENT INTERNET PORTAL2

●	Access for authorized end-users to the Issuer Central transfer agent portal, which includes the following functionalities:

o	View and download detailed Shareholder data, including name, address of record, account number(s), number of Shares held in certificate and book-entry form, treasury shares, historical dividend-related information and cost basis reporting information

o	Insiders and other named directors & officers

o	Domestic and foreign tax certification summary

o	Plan/dividend elections summary

o	Abandoned property and escheatment detail

o	Uncashed check summary

o	Obtain total outstanding Share balances

o	Utilize Equiniti’s reporting and subscription tools to access or generate comprehensive reports in a real-time environment, with immediate e-mail notification

o	Issue stock options and effect delivery through the DWAC system

o	Update company profile and corporate information

[2]	Access to Issuer Central is subject to each end user’s acceptance of the Click Through Subscription Agreement then in-effect.

ENHANCED ISSUER CENTRAL WITH OWNERSHIP INTELLIGENCE (the “Enhanced Ownership Intelligence Services”)

●	Technical and analyst support services during standard business hours

●	Onboarding session (up to 2 hours) – orientation, profile setup and home page customization

●	License for Enhanced Issuer Central functionality, which includes:

o	Institutional Ownership

o	Near Real-Time (Intra-Filing)

o	Top 100 Shareholders

o	5% Shareholders

o	Section 16 Insider Tracking/Reporting

o	Peer Investor Tracking Analysis

o	Historical Investor Tracking Analysis

●	Intelligence on Historical Behavior by Proxy Advisor Influencers

Control Books Tracking

●	Receive daily emails of control books information

●	Review current transactions affecting the number of outstanding Shares in a Fund-specified date range

Proxy Central

●	Proxy reports (either summarized or detailed) by proposal

●	Voting status on the 50 largest accounts

●	Shareholders attending the Fund annual meeting

●	DTC position listing

●	Broker voting detail

ANNUAL SHAREHOLDER MEETING

●	Process proxy votes for routine/non-routine meetings of the Fund

●	Imprint Shareholders’ name on proxy cards

●	[3]Mail material to Shareholders

●	Prepare and transmit daily proxy tabulation reports to the Fund by email

●	Provide certified Shareholder list in hard copy if requested

●	Facilitate proxy distribution mailing

[3]	Please note that postage and processing fees will apply.

DISTRIBUTION DISBURSEMENT

●	Confirm in writing that the distribution notice was received

●	Prepare and calculate distribution payments

●	Coordinate distribution checks and enclosures (if applicable) mailing to the Shareholders

●	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

●	Place stop payment orders on reported lost distribution checks

●	Issue replacement distribution checks/sales checks

●	Provide copies of paid distribution checks upon request (subject to an additional fee)

●	Report annual distributions to Shareholders on applicable Form 1099

●	File annual tax information electronically to the Internal Revenue Service

●	Withhold and remit backup withholding taxes as required by the Internal Revenue Service

●	Withhold foreign tax and file foreign tax reports as required by the Internal Revenue Service

●	Maintain custody and control of all undeliverable checks and forward returned items to Shareholders upon confirmation of a current address

DIVIDEND REINVESTMENT PLAN

●	Act as agent under the Fund’s dividend reinvestment plan in accordance with the terms thereof

●	Open and maintain participant accounts

●	Acknowledge and process reinvestment and, if applicable, direct debit and optional cash payments

●	Mail dividend reinvestment statements

●	Correspond with plan participants

●	Mail proceeds to plan participants liquidating or terminating the plan

●	Mail year-end tax information to plan participants and the IRS

●	Provide periodic investment reports to the Fund

●	Process applicable cash distribution payments to participants

●	Produce all applicable tax forms

●	Mail year-end 1099 forms to participants

Unclaimed Property

●	Analyze and identify unclaimed or abandoned property across each class of security (if applicable)

●	Prepare and distribute due diligence notices (may incur reimbursable expenses)

●	Prepare unclaimed or abandoned property reports (including null or negative reports, if applicable)

●	Deliver all unclaimed property and reports to the applicable jurisdictions

●	Respond to shareholder and state inquiries relating to unclaimed property filings

Schedule 2

Fees